                                                                    EXHIBIT 99.2













                        DRAFT PORTFOLIO APPRAISAL REPORT

                         SIERRA PACIFIC DEVELOPMENT FUND
                       SIERRA PACIFIC DEVELOPMENT FUND II
                       SIERRA PACIFIC DEVELOPMENT FUND III
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                      SIERRA PACIFIC PENSION INVESTORS `84
                          NOONEY INCOME FUND LTD., L.P.
                        NOONEY INCOME FUND LTD. II, L.P.
                   NOONEY REAL PROPERTY INVESTORS - TWO, L.P.
                             AFFILIATES' PROPERTIES

                                TABLE OF CONTENTS

                                                                      Page
Letter of Transmittal ..............................................    1

Identification of Subject Portfolios ...............................    4

Property Ownership and History .....................................    4

Purpose of Appraisal ...............................................    4

Function of Appraisal ..............................................    4

Scope of Appraisal .................................................    4

Date of Valuation ..................................................    6

Value Definition ...................................................    6

Highest & Best Use .................................................    7

Valuation Methodology ..............................................    7

         Site Inspections and Data Gathering .......................    8
         Lease & Rent Roll Review ..................................    9
         Market Rental Rates .......................................    9
         Operational Projections ...................................    9
         Reversion .................................................   10
         Selection of Discount Rates ...............................   10
         Land Valuation ............................................   11
         Direct Capitalization .....................................   11
         Portfolio Valuation .......................................   11

Portfolio Value Conclusions ........................................   12

Portfolio Summaries ................................................   13

Assumptions and Limiting Conditions ................................   17

                                                               November __, 2000

Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors `84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA  92618


Gentlemen:

         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the value of the real property portfolios (the "Portfolios") owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (hereinafter the "Funds"), and a portfolio of sixteen properties (the "Affiliates' Properties") owned by CGS Realty, Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities"). Such appraisal reflects the estimated market value of the leased fee interests or, where appropriate, fee simple interests in each of the portfolios of real property owned by the Funds and the Affiliated Entities as of March 31, 2000 (the "Portfolio Valuations").

         This report is prepared in accordance with an agreement between Robert
A. Stanger & Co., Inc. and the Funds and CGS dated May 12, 2000. Pursuant to the agreement, Stanger has been engaged to perform the appraisal on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying solely upon the Income Approach to value (with the exception of one land parcel which was valued utilizing the sales comparison approach as described herein). As such, the report differs from a self-contained appraisal report in that (i) the data is limited to the summary data and conclusions presented, and (ii) the cost and market approaches were excluded and the conclusions were based upon the income approach.

         Our valuation has been based in part upon information supplied to us by CGS, the Funds and the Affiliated Entities including but not limited to: rent rolls; lease abstracts; schedules of current lease rates, income, expenses, capital expenditures, cash flow and related financial information; property descriptive information; physical condition of improvements, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the condition of the property improvements; recent prior appraisals; information relating to mortgage encumbrances; and, where appropriate, property bids or proposed sales terms, sales agreements and supporting documentation. We have also visited the offices of CGS and the Funds in New York, N.Y. and have interviewed relevant management personnel. We have relied upon such information and have assumed that the information provided by CGS, the Funds and the Affiliated Entities is accurate and complete. We have not attempted to independently verify such information.

         We are advised by CGS, the Funds and the Affiliated Entities that the purpose of the appraisal is to estimate the value of the leased fee interests or, where appropriate, the fee simple interests in the Portfolios under market conditions as of the appraisal date and that the Portfolio Valuations will be used in connection with a proposed merger of CGS, the Funds and the Affiliated Entities in exchange for shares of American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company") and assumption of existing indebtedness (the "Consolidation"). Stanger understands that the Portfolio Valuations may be reviewed and utilized in connection with the Consolidation, and Stanger agrees to the use of the Portfolio Valuations for this purpose subject to the terms and conditions of the agreements related thereto.

         For these purposes, this summary appraisal report was prepared stating our opinion as to the market value of the Portfolios as of March 31, 2000. This report may be summarized and referenced in the consent solicitation/proxy statement for the Funds relating to the Consolidation, subject to prior review by Stanger. However, the attached summary appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based has been retained in our files.

         Our review was undertaken solely for the purpose of providing an opinion of value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total value of each of the real estate portfolios in which the Funds and the Affiliated Entities have an interest and not with respect to joint venture participations or limited partners' allocations. Stanger has no present or contemplated future interest in the properties, the Funds, the Affiliated Entities, CGS or the proposed Company.

         The appraisal is only an estimate of the aggregate market value of the leased fee interests or, where appropriate, fee simple interests in each of the Portfolios as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event

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of a sale or other disposition of the properties in the Portfolios. Changes in corporate financing rates generally, changes in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value.

         Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

         This abbreviated valuation report provides our value conclusion with respect to the Portfolios, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions.


                                    Sincerely,




                                    Robert A. Stanger & Co., Inc.
                                    Shrewsbury, New Jersey

                      IDENTIFICATION OF SUBJECT PORTFOLIOS

         The subjects of this appraisal are the real property portfolios (the "Portfolios") in which Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd, II, L.P., Nooney Real Property Investors - Two, L.P. (the "Funds") and CGS Realty Inc. ("CGS") and entities affiliated with CGS (collectively, the "Affiliated Entities") own leased fee or fee simple interests. The Portfolios are comprised of thirty-five properties, including apartment, office, R&D, industrial/warehouse facilities, retail properties and land. A listing of the properties in each Portfolio and the percentage ownership interest of each Fund or Affiliated Entity in the properties is provided in the "Portfolio Summaries" section of this report.

                         PROPERTY OWNERSHIP AND HISTORY

         During the past three years, the properties have been owned continuously by the Funds and the Affiliated Entities, with the exception of the following eight properties which were purchased on the dates indicated: Parkade, October 1997; Nooney Rider Trail/Business Center, November 1997; Autumn Ridge, May 1999; N.W. Corporate Center, August 1998; Beach & Lampson Pad D, October 1997; Creekside Senior, November 1997; Villa Redondo, December 1998; and Van Buren (land parcel), August 1997.

                              PURPOSE OF APPRAISAL

         The purpose of this appraisal is to estimate the market value of the fee simple or, where appropriate, leased fee interests in the real property Portfolios under market conditions as of March 31, 2000.

                              FUNCTION OF APPRAISAL

         The function of this appraisal is to provide a current estimate of market value of the Portfolios for use solely by the Funds in connection with the proposed merger of certain businesses of CGS, the Funds and the Affiliated Entities in exchange for shares of a newly formed Maryland Corporation and the assumption of existing indebtedness. No representation is made as to the adequacy of this appraisal for any other purpose.



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

                               SCOPE OF APPRAISAL

         The Portfolio Valuations have been prepared on a limited scope basis using a summary report format in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with an agreement between Robert A. Stanger & Co., Inc. and the Funds and CGS, dated May 12, 2000. Pursuant to the agreement, Stanger has relied solely upon the income approach to value and did not employ the "cost" or "sales comparison" approaches with the exception of one land parcel which was valued utilizing the sales comparison approach (as described below).

         In estimating the value of a property, appraisers typically consider three approaches to value: the cost approach, the market data or sales comparison approach, and the income approach. The value estimate by the cost approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The market data or sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The income approach involves the estimation of a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow ("DCF") analysis, or a combination of these two methods. The Direct Capitalization method involves the capitalization of estimated earnings from a property based on analysis of income and expenses. The DCF method ascribes a present value to the future cash flows associated with operating the property and the ultimate reversion value of the property, based upon a discount rate commensurate with the risks inherent in ownership of the property and with rates of return offered by alternative investment opportunities.

         Pursuant to the terms of our engagement, the Portfolio Valuations were performed using the income approach and, in the case of one land parcel, the sales comparison approach. Since a primary buyer group for properties of the type appraised herein is investors, the income approach was deemed an appropriate valuation methodology. Further, given the primary criteria used by buyers of improved properties of the type appraised herein, the cost approach was considered less reliable than the income approach. The sales comparison approach was also considered less reliable than the income approach given the primary criteria used by buyers of improved properties of the type appraised herein and the relative lack of sufficient reliable data from recent transactions involving properties directly comparable to the subject properties. Consequently, given these factors, the income approach was considered a reasonable approach to valuation for the improved properties in the subject Portfolios.

         Unless otherwise noted in this report, the Portfolios were valued utilizing either the income capitalization and/or the discounted cash flow method. Changes in corporate financing rates generally, in individual tenant creditworthiness, changes in tenant motivation with respect to the exercise of renewal or purchase options, or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

Departures - Uniform Standards of Professional Practice -- With respect to limited appraisals, the departure provisions of the Uniform Standards of Professional Appraisal Practice permit departures from the specific guidelines of Standard 1. In this report the following departures were taken:

         Standard Rule 1-4 (a) The cost and market approaches are excluded, and the conclusions are based solely on the income approach (see Valuation Methodology).

                                DATE OF VALUATION

         The date of valuation for the Portfolios is March 31, 2000.

                                VALUE DEFINITION

         Market value, as defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress. As used in this report, market value is based on a sale of the subject property rights for cash.

         Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a)      buyer and seller are typically motivated;

(b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

(c)      a reasonable time is allowed for exposure in the open market;

(d) payment is made in terms of cash in U.S. dollars or financial arrangements comparable thereto; and

(e) the price represents the normal consideration for the property sold unaffected by special sales concessions granted by anyone associated with the sale.

         The property rights appraised in this report are leased fee interests and, where appropriate, fee simple interests. Leased fee interest is defined as an ownership interest held by a landlord with



                                      -6-
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the right to use and occupancy conveyed by lease to others, and usually consists of the right to receive rent and the right to repossession at the termination of the lease. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate, subject only to the limitations of eminent domain, escheat, police power, and taxation.

         The appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer, water lines, and buildings as of March 31, 2000. The appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist; it pertains only to items considered as real estate.

                              HIGHEST AND BEST USE

         Highest and best use is defined as:

         The reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

         In conformity with the provisions of its engagement, Stanger evaluated each site's highest and best use as currently improved. Based upon the review of each of the sites, the highest and best use of each of the properties remains as currently improved, unless otherwise noted herein.

                              VALUATION METHODOLOGY

         Pursuant to the terms of this engagement, Stanger has estimated the aggregate value of the leased fee or, where appropriate, fee simple interests in each of the Portfolios based on the income approach to valuation (with the exception of one land parcel valued utilizing the sales comparison approach). Appraisers typically consider three approaches in valuing real property: the cost approach, the income approach, and the sales comparison, or market data, approach. The type and age of a property, the nature of the leases, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

         The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present worth of future cash flows. In these Portfolio Valuations, an income capitalization or discounted cash flow ("DCF") analysis is used to determine the value of the Portfolios. The indicated value by the income approach represents the amount an investor might reasonably be expected to pay for the expectation of receiving the net cash flow from each Portfolio's properties during an assumed holding period (generally ten years) and the proceeds from the ultimate sale of each Portfolio's properties.



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         Unless otherwise noted herein, in applying the DCF analysis, we utilized pro forma statements of operations for each of the properties prepared in accordance with the leases which currently encumber the properties. The properties are assumed to be sold after the expiration of a ten-year holding period. Where renewal terms deemed favorable to the tenants (i.e., where the tenant has an option to renew at a rental rate materially below the projected market rate rent at the time of the renewal option) existed, it is assumed that such option would be exercised.

         The reversion value of the properties which can be realized upon sale is estimated based on the current economic rental rate and expenses deemed reasonable for each property, escalated at a rate indicative of current expectations in the marketplace for the property. The net operating income of the properties at the year of sale is then capitalized at an appropriate rate reflecting the age, anticipated functional and economic obsolescence, competitive position of the properties, and any other lease factors deemed significant to determine the reversion value of the properties. Net proceeds to equity owners were determined by deducting estimated costs of sale. The discounted present value of the cash flow stream from operations and net proceeds from sale for each property were then summed to arrive at a total estimated value.

         In the case of apartment properties, net operating income was estimated, and a direct capitalization method was utilized to estimate property value. In the case of the one land parcel, the sales comparison approach, as described herein, was utilized to estimate value.

         Finally, the discounted present values, direct capitalization values and the land value, as appropriate, were adjusted for any joint venture interests in the properties based on information provided by the Funds and CGS. The resulting adjusted values were summed to arrive at the final Portfolio Values.

         The following describes more fully the steps involved in the valuation methodology.

SITE INSPECTIONS AND DATA GATHERING

         In conducting the Portfolio Valuations, representatives of Stanger performed site inspections of the properties during July and August, 1999 in the context of a prior evaluation of the Portfolios. In the course of these site visits, the physical facilities of each property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the local property manager was interviewed concerning the property and market conditions. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and/or national markets, and by information updates provided by management and obtained through telephonic interviews of local market information sources during May and June 2000.

         In conducting the appraisals, Stanger also interviewed and relied upon the Funds' and CGS management personnel to obtain information relating to the condition of each property, including any



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

deferred maintenance, capital budgets, known environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

         Stanger also interviewed CGS's management and acquisitions personnel regarding competitive conditions in property markets, trends affecting the properties, certain lease and financing factors, and historical and anticipated revenues and expenses. Stanger also reviewed historical operating statements for each of the properties in the subject Portfolios.

         In addition, Stanger reviewed the acquisition criteria and projection parameters used by real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria, interviews with sources deemed appropriate in certain local markets (including local appraisers and real estate brokers), and direct telephonic interviews with major national investors, owners and managers of real property portfolios to confirm acquisition criteria used.

         Stanger also compiled data on actual transactions involving similar properties, from which acquisition criteria and parameters were extracted. Information on actual property transactions was obtained during the site inspections and from direct telephonic interviews of local appraisers and real estate brokers, major national investors, owners and managers of properties, and from other publicly available sources. In addition, Stanger reviewed data provided by the Funds and CGS concerning bids received for certain properties and any recent actual acquisitions and sales involving CGS and affiliated entities.

LEASE & RENT ROLL REVIEW

         Lease abstracts (for commercial properties) and/or rent rolls were provided by CGS and the Funds and were relied upon in the preparation of operational projections for each property (as discussed below). Stanger reviewed such lease abstracts and rent rolls and interviewed the Funds and CGS management personnel to ascertain any material renegotiated terms and modifications and the status of various options and other factors. Provisions considered and incorporated into the operational projections included current lease rate, escalation factors, percentage rent provisions, and renewal options and terms.

MARKET RENTAL RATES

         In the course of conducting the site inspections, representatives of Stanger collected available data on rental rates at competing properties in each local or regional market. Data collected at the time of the site inspection was updated with published data and direct telephonic contacts with local brokers and leasing agents.



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

OPERATIONAL PROJECTIONS

         Based on the lease and market rent analysis, rental revenue projections were developed for each property in each of the Portfolios based on the terms of existing leases and for any vacant space based on analysis of market rents and historical rents achieved at the property. Where lease terms included percentage rent provisions, appropriate adjustments were made.

         Lease renewals and turnovers were analyzed based on escalated current market rental rates. The annual market rent escalation rates utilized were based on local market conditions in the area of each property, inflation rates, the projected holding period of the property and rental rate growth parameters applied by investors in similar type properties. Where projected market rental rates at the time of a renewal option materially exceeded contractual lease renewal rate, the renewal option was assumed to be exercised.

         Where appropriate, vacancy and collection losses were factored into the analysis. A property management fee deemed appropriate for retaining a professional real estate organization to manage the specific type of property was included in the projections. Expenses relating solely to the administration of the partnership (e.g. investor reporting, accounting, etc.) were excluded.

         Expenses were analyzed based upon a review of actual expenses for 1998, 1999 and the three months ended March 31, 2000. Stanger also reviewed year 2000 budgeted expenses, published data on expenses for similar type properties, and the properties' most recent tax bills and information.

         Finally, where a capital expense reserve, deferred maintenance or extraordinary capital expenditure was required for an individual property, the cash flows and value were adjusted accordingly.

REVERSION

         In the course of performing the appraisals, Stanger reviewed available sales transactions of similar investment properties as well as market data relating to overall capitalization rates for similar properties in the general location of the subject properties. As described above, acquisition criteria used by buyers of similar properties were also reviewed. Based upon these reviews and considering such factors as age, quality, anticipated functional and economic obsolescence, competitive position of the property, the projected date of sale, and buyers' acquisition criteria, appropriate terminal capitalization rates were selected.

         Based upon current market rate rents, estimated escalation factors, and the estimated vacancy rate and other property operating expenses incurred by the owner, net operating income during the twelve months following the lease expiration was estimated. The resulting net operating income estimate was capitalized to determine residual value. The residual value was discounted to present value after deducting appropriate sales expenses. The discount rate employed was based on current



                                      -10-
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acquisition criteria and target rates of return among commercial property investors (as described below).

         The resulting discounted present values of operating cash flows and net sale proceeds were then summed for each property to arrive at an estimated discounted present value.

SELECTION OF DISCOUNT RATES

         To determine appropriate discount rates to apply for determining the present value of future operating cash flow streams and reversion values, the acquisition criteria and projection parameters and target rates of return in use in the marketplace by real estate investors for various property types (e.g. industrial/warehouse, retail, office, etc.) were reviewed (as described above). Discount rates deemed appropriate were applied to the cash flow streams of each property after adjusting the rate for such factors as property age, quality, anticipated functional and economic obsolescence, competitive position of the property, and any unique property-related factors.

LAND VALUATION

         In the case of the Van Buren property, a 16+ acre developable land parcel, the sales comparison approach was utilized. Specifically, Stanger compiled data on sales of land in the local market and, based on the relative size, location, zoning, frontage, surface and other attributes, arrived at an indicated value for the subject land parcel.

DIRECT CAPITALIZATION

         In the case of the apartment properties, Stanger determined gross potential rent for each property utilizing the number and type of apartment units in each property and the estimated market rental rates deemed appropriate for the property based on review of the rates charged at similar properties in the local market and historical and current rental rates at the subject property. Stanger also reviewed income from ancillary sources, and historical and current occupancy rates at the subject and competing properties.

         After assessing these factors, Stanger estimated each property's effective gross income based upon unit mix and market rental rates and estimates of ancillary income and occupancy. Expenses were estimated based on historical and budgeted operating expenses, discussions with management, and certain industry expense information. Estimated property operating expenses, including replacement reserves, were then deducted from effective gross income to arrive at each property's estimated net operating income.

         Stanger then employed direct capitalization to estimate the value of each apartment property by dividing net operating income by a capitalization rate deemed appropriate based on reviews of parameters utilized by investors in apartment properties and data on transactions involving apartment properties.

PORTFOLIO VALUATION

         The direct capitalization values, land values and discounted present values of the properties were adjusted for any joint venture interests in the properties (based on information provided by the Funds and CGS) and the resulting values were summed to arrive at a total estimated value for each Portfolio.




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

                           PORTFOLIO VALUE CONCLUSIONS

         Based upon the review as described above, and relying on the ownership interests, as provided by the Funds' general partners, of each Fund in properties held by joint ventures it is our opinion that the market value of the fee simple interests or, where appropriate, leased fee interests in the Portfolios as of March 31, 2000 is as follows:

                                                                   PORTFOLIO
         PARTNERSHIP NAME                                     VALUE CONCLUSION(1)
         ----------------                                     -------------------
         Sierra Pacific Development Fund                          $  8,070,000

         Sierra Pacific Development Fund II                       $ 20,773,274

         Sierra Pacific Development Fund III                      $    505,467

         Sierra Pacific Institutional Properties V                $  4,188,043

         Sierra Pacific Pension Investors `84                     $ 23,543,216

         Nooney Income Fund Ltd., L.P.                            $ 10,570,800

         Nooney Income Fund Ltd. II, L.P.                         $ 22,079,200

         Nooney Real Property Investors - Two, L.P.               $ 15,590,000

         Affiliates' Properties                                   $177,390,000
                                                                  ------------
         TOTAL                                                    $282,710,000
                                                                  ============



(1) Reflects each Fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for each Fund.

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                               PORTFOLIO SUMMARIES

                                                                              PROPERTY                 INTEREST IN
        PROPERTY NAME                    ADDRESS                                TYPE                   PROPERTY(1)
        -------------                    -------                                ----                   -----------

SIERRA PACIFIC DEVELOPMENT FUND

        Sierra Creekside                 100 Park Place                        Office                     100.00%
                                         San Ramon, CA
SIERRA PACIFIC DEVELOPMENT FUND II

        Sierra San Felipe                5850 San Felipe                       Office                     100.00%
                                         Houston, TX

        Sierra Southwest Point           9630 Clarewood Drive                  Office/                    100.00%
                                         Houston, TX                           Warehouse

        Sierra Westlakes                 1560 Cable Ranch Road                 Office/                    100.00%
                                         San Antonio, TX                       Warehouse

        Sierra Sorrento I                9535 Waples                           Office/R&D                  20.12%
                                         San Diego, CA

        Sierra Sorrento II               9960-10020 Hunnelcens                 Office/R&D                  13.96%
                                         San Diego, CA

        Sierra Mira Mesa                 9444 Waples                           Office                      22.77%
                                         San Diego, CA


SIERRA PACIFIC DEVELOPMENT FUND III

        Sierra Sorrento                  9535 Waples                           Office/R&D                  11.65%
                                         San Diego, CA

SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

        Sierra Sorrento II               9960-10020 Hunnelcens                 Office/R&D                  38.71%
                                         San Diego, CA

--------

(1) As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                              PROPERTY                 INTEREST IN
        PROPERTY NAME                    ADDRESS                                TYPE                   PROPERTY(1)
        -------------                    -------                                ----                   -----------

SIERRA PACIFIC PENSION INVESTORS '84

        Sierra Sorrento I                9535 Waples                           Office/R&D                  68.24%
                                         San Diego, CA

        Sierra Sorrento II               9960-10020 Hunnelcens                 Office/R&D                  47.34%
                                         San Diego, CA

        Sierra Valencia                  3280 Hemisphere Loop                  Office/                    100.00%
                                         Tucson, AZ                            Warehouse

        Sierra Mira Mesa                 9444 Waples                           Office                      77.23%
                                         San Diego, CA


NOONEY INCOME FUND LTD., L.P.

        Oak Grove Commons                1401-2818 Center Circle               Office/                    100.00%
                                         Downers Grove, IL                     Warehouse

        Leawood Fountain Plaza           11111 Nall Avenue                     Office                      76.00%
                                         Leawood, KS

NOONEY INCOME FUND LTD. II, L.P.

        Leawood Fountain Plaza           11111 Nall Avenue                     Office                      24.00%
                                         Leawood, KS

        Tower Industrial Building        750 Tower Road                        Office/                    100.00%
                                         Mundelein, IL                         Warehouse

        Countryside Office Park          1210-80 W. Northwest Hwy.             Office                     100.00%
                                         Palatine, IL

        Northeast Commerce Center        420 Wards Corner Road                 Office/                    100.00%
                                         Loveland, OH                          Warehouse

        Northcreek Office Park           8220 Northcreek Drive                 Office                     100.00%
                                         Cincinnati, OH

--------

(1) As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                              PROPERTY                 INTEREST IN
        PROPERTY NAME                    ADDRESS                                TYPE                   PROPERTY(1)
        -------------                    -------                                ----                   -----------

NOONEY REAL PROPERTY INVESTORS - TWO, L.P.

        Maple Tree Shopping Center       Clarkson Rd and Clayton Rd            Shopping Center            100.00%
                                         Ellisville, MO

        Park Plaza I and II              5705 Park Plaza Court                 Office/                    100.00%
                                         Indianapolis, IN                      Warehouse

        Morenci Professional Park        6201 Coffman Road                     Office/                    100.00%
                                         Indianapolis, IN                      Warehouse

        Jackson Industrial A             8501 E. 33rd Street                   Bulk Warehouse             100.00%
                                         Indianapolis, IN

AFFILIATES' PROPERTIES

        Parkade Center                   601 Business Loop 70 West             Mixed Use                  100.00%
                                         Columbia, MO                          Retail/Office

        Bristol Bay                      2424 SE Bristol Street                Office                     100.00%
                                         Newport Beach, CA

        Beach & Lampson                  8050-8060 Lampson Avenue              Retail Pad                 100.00%
                                         Stanton, CA

        Columbia North East              9221 Two Notch Road                   Shopping                   100.00%
                                         Columbia, SC                          Center

        Marketplace                      1001 Harden Street                    Shopping                   100.00%
                                         Columbia, SC                          Center
                                                                               (w/office)

        Phoenix Van Buren Land           34th Street & Washington              Land                       100.00%
                                         Van Buren
                                         Phoenix, AZ

        The Business Center              13701 Rider Trail North               Office/                    100.00%
                                         Earth City, MO                        Warehouse

        The Lakes                        205 Chaparral Creek Drive             Garden Apartments          100.00%
                                         Hazelwood, MO

--------

(1) As provided by the Funds' general partners.

                               PORTFOLIO SUMMARIES

                                                                              PROPERTY                 INTEREST IN
        PROPERTY NAME                    ADDRESS                                TYPE                   PROPERTY(1)
        -------------                    -------                                ----                   -----------

AFFILIATES' PROPERTIES (continued)

        Northwest Corporate Center II    5757 Phantom Drive                    Office                     100.00%
                                         Hazelwood, MO

        Meadow Wood                      1601-1635 Ximeno Way                  Garden Apartments          100.00%
                                         Long Beach, CA

        Spectrum Office Building         10201-10235 S. 51st Street            Office                     100.00%
                                         Phoenix, AZ

        Creekside Apartments             4291 Monroe Street                    Garden                     100.00%
                                         Riverside, CA                         Apartments
                                                                               (Senior)

        Chrysler Building                7700 Irvine Center Drive              Office                     100.00%
                                         Irvine, CA

        Richardson Plaza                 537 St. Andrews Road                  Shopping                   100.00%
                                         Columbia, SC                          Center

        Sierra Technology Center         3100 Alvin Devane                     Office/                    100.00%
                                         Austin, TX                            R&D

        Villa Redondo                    33400 Hathoway Avenue                 Garden Apartments          100.00%
                                         Long Beach, CA

--------

(1) As provided by the Funds' general partners.

                       ASSUMPTIONS AND LIMITING CONDITIONS

             This appraisal report is subject to the assumptions and limiting conditions as set forth below.

             1. No responsibility is assumed for matters of a legal nature affecting the portfolio properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

             2. The Portfolio Valuations assume (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Portfolio Valuations; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimates contained in the Portfolio Valuations are based.

             3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolio in question, unless arrangements have been previously made therefore.

             4. The information contained in the Portfolio Valuations or upon which the Portfolio Valuations are based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Portfolio Valuations and the opinion of value stated therein are as of the date stated in the Portfolio Valuations. Changes since that date in portfolios, external and market factors can significantly affect property values.

             5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

             6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, any mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.

             7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

             8. The physical condition of the improvements considered by the Portfolio Valuations are based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the properties.

             9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

             10. The Portfolio Valuations represent normal consideration for the properties sold based on a cash purchase and unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

             11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the values of the portfolios. The portfolio value estimates are predicated on the assumption that there is no such material on or in the portfolio properties that would cause a loss of value. No responsibility is assumed for such conditions or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

             12. For purposes of this report, it is assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act (ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

             13. Pursuant to the Engagement Agreement, the Portfolio Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice and the Standards of Professional Appraisal Practice of the Appraisal Institute, relying on the income approach to value. Further, the engagement calls for delivery of a summary appraisal report in which the content has been limited to that information presented herein. As such, the summary appraisal report is not designed to meet the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. Therefore, federally regulated institutions should not rely on this report for financing purposes.

             14. The Portfolio Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

             15. The appraisal is solely for the purpose of providing our opinion of the values of the Portfolios, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

             16. The Appraiser relied upon the general partner of each Fund for the determination of the ownership interests of each Fund in properties held in joint ventures.

             17. In addition to these general assumptions and limiting conditions, any assumptions and conditions applicable to specific properties have been retained in our files.